Exhibit 10.2

SUBORDINATED TERM LOAN AGREEMENT

dated as of September 26, 2008

among

THE PRIVATEBANK AND TRUST COMPANY
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Lead Arranger and Sole Bookrunner

BANC OF AMERICA SECURITIES LLC
as Joint Lead Arranger

TABLE OF CONTENTS

ARTICLE I.DEFINITIONS; CONSTRUCTION1
Section 1.1.Definitions.1
Section 1.2.Terms Generally9
ARTICLE II.AMOUNT AND TERMS OF THE SUBORDINATED TERM LOAN10
Section 2.1.Term Loan Commitment10
Section 2.2.[Intentionally Deleted]10
Section 2.3.Procedure for Borrowing Term Loans10
Section 2.4.[Intentionally Deleted]10
Section 2.5.Funding of Borrowings.10
Section 2.6.Termination of Commitments.11
Section 2.7.Repayment and Prepayments of Loans.11
Section 2.8.Interest on Loans.11
Section 2.9.Certain Fees12
Section 2.10.Computation of Interest and Fees12
Section 2.11.Inability to Determine Interest Rates13
Section 2.12.Evidence of Indebtedness13
Section 2.13.Illegality13
Section 2.14.Increased Costs.14
Section 2.15.Funding Indemnity15
Section 2.16.Taxes.15
Section 2.17.Payments Generally; Pro Rata Treatment.17
Section 2.18.Mitigation of Obligations; Replacement of Lenders18
Section 2.19.Subordinated and Unsecured Obligations19
Section 2.20.Incremental Facility.19
ARTICLE III.CONDITIONS TO EFFECTIVENESS AND MAKING OF LOANS21
Section 3.1.Conditions To Effectiveness21
Section 3.2.Each Loan22
ARTICLE IV.REPRESENTATIONS AND WARRANTIES23
Section 4.1.Existence; Power23
Section 4.2.Organizational Power; Authorization23
Section 4.3.Governmental Approvals; No Conflicts24
Section 4.4.Financial Statements24
Section 4.5.Litigation Matters and Enforcement Actions24
Section 4.6.Compliance with Laws and Agreements25
Section 4.7.Investment Company Act25
Section 4.8.Taxes25
Section 4.9.Margin Regulations26
Section 4.10.Disclosure26
Section 4.11.Dividend Restrictions; Other Restrictions.26
Section 4.12.Capital Measures26
Section 4.13.FDIC Insurance26
Section 4.14.Ownership of Property.26
Section 4.15.OFAC27
Section 4.16.Patriot Act27
Section 4.17.Solvency28
ARTICLE V.COVENANTS28
Section 5.1.Financial Statements and Other Information28
Section 5.2.Notices of Material Events30
Section 5.3.Existence; Conduct of Business31
Section 5.4.Compliance with Laws, Etc.31
Section 5.5.Payment of Obligations31
Section 5.6.Books and Records31
Section 5.7.Visitation, Inspection, Etc.31
Section 5.8.Maintenance of Properties; Insurance.32
Section 5.9.Use of Proceeds32
Section 5.10.Subordination of Loans32
ARTICLE VI.EVENTS OF DEFAULT32
Section 6.1.Events of Default32
ARTICLE VII.THE ADMINISTRATIVE AGENT33
Section 7.1.Appointment of Administrative Agent33
Section 7.2.Nature of Duties of Administrative Agent34
Section 7.3.Lack of Reliance on the Administrative Agent34
Section 7.4.Certain Rights of the Administrative Agent35
Section 7.5.Reliance by Administrative Agent35
Section 7.6.The Administrative Agent in its Individual Capacity35
Section 7.7.Successor Administrative Agent.35
ARTICLE VIII.MISCELLANEOUS36
Section 8.1.Notices.36
Section 8.2.Waiver; Amendments.38
Section 8.3.Expenses; Indemnification.39
Section 8.4.Successors and Assigns.40
Section 8.5.Governing Law; Jurisdiction; Consent to Service of Process.42
Section 8.6.WAIVER OF JURY TRIAL43
Section 8.7.Counterparts; Integration43
Section 8.8.Survival43
Section 8.9.Severability43
Section 8.10.Confidentiality44
Section 8.11.Interest Rate Limitation44
Section 8.12.Waiver of Effect of Corporate Seal45
Section 8.13.Patriot Act45
Section 8.14.Bookrunner and Lead Arrangers45

Schedules

Schedule I                                           Commitment Amounts

Exhibits

Exhibit A                                -           Form of Subordinated Term Note
Exhibit 3.1(b)(iii)                                           -           Form of Secretary’s Certificate
Exhibit 3.1(b)(vi)                                           -           Form of Officer’s Certificate

-  -

SUBORDINATED TERM LOAN AGREEMENT

THIS SUBORDINATED TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2008, by and among THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders and Park National Bank, and such entities have agreed, subject to the terms and conditions of this Agreement (and, in the case of Park National Bank, subject to the terms and conditions of a commitment letter between itself and the Borrower), to commit to make subordinated term loans in an aggregate principal amount of $120,000,000, $100,000,000 of which will be funded on the Closing Date and $20,000,000 of which are intended to be funded by Park National Bank within 10 Business Days after the Closing Date, which are intended to qualify as Tier 2 Capital;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Administrative Agent and the Lenders agree as follows:

ARTICLE I.DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions.
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Aggregate Commitments” shall mean the sum of the Commitments of all Lenders at any time outstanding.  On the Closing Date, the Aggregate Commitments shall equal $100,000,000.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean any Loan accruing interest at the Base Rate.

“Base Rate Margin” shall mean 2.50% per annum.

“Borrowing” shall mean a borrowing consisting of Loans of the same Type, made on the same date.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing, a payment or prepayment of principal or interest on a Eurodollar Loan or a notice with respect thereto, any day on which dealings in Dollars are carried on in the London interbank market.

“Call Report” shall mean, with respect to the Borrower, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or for purposes of Section 2.14(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived, and unless otherwise indicated, shall be the date of this Agreement.

“Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such amount may be increased by an Incremental Facility Amendment pursuant to Section 2.20, and shall include each Incremental Commitment.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or any Borrowing, refers to whether such Loan or such Borrowing bears interest at a rate determined by reference to LIBOR.

“Event of Default” shall have the meaning provided in Article VI.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii)  is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Parent as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Parent as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC, the Illinois Department of Financial and Professional Regulation and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Commitments Effective Date” shall have the meaning assigned to such term in Section 2.20(d).

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.20(c).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.20(b).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.8.

“Interest Rate” shall have the meaning assigned to such term in Section 2.8.

“Interest Reset Date” shall mean the last Business Day of March, June, September, and December of each year.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean that rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that is equal to the quotient of:

(i)           the rate per annum for deposits in Dollars for a three-month period, which rate appears on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Administrative Agent that displays the British Bankers’ Association Interest Settlement Rates for deposits in Dollars as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the Closing Date and each Interest Reset Date; provided, that if the Administrative Agent determines that no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars for a three-month period are offered to the Administrative Agent by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) on the day that is two (2) Business Days prior to each Interest Reset Date, divided by

(ii)           a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Eurodollar Loan pursuant to regulations issued by the FRB with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Loan” shall mean each Term Loan and each Incremental Term Loan; and “Loans” shall mean the Term Loans and the Incremental Term Loans, collectively.

“Loan Documents” shall mean, collectively, this Agreement, each Subordinated Term Note and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower, (ii) the ability of the Borrower to make any payments required under this Agreement or any other Loan Document or to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean September 26, 2015.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Other Taxes” shall mean any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made by or on behalf of the Borrower hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” shall mean PrivateBancorp, Inc., a Delaware corporation, and its successors and assigns.

“Participant” shall have the meaning set forth in Section 8.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be the sum of (a) such Lender’s Commitment (if any) plus (b) the aggregate principal amount of Loans held by such Lender at such time and the denominator of which shall be the sum of (x) the Aggregate Commitments (if any) plus (y) the aggregate principal amount of all Loans then outstanding.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, (a) if the number of Lenders under this Agreement at the time of determination shall equal two, both such Lenders, (b) if the number of Lenders under this Agreement at the time of determination shall equal three, any two of such Lenders so long as such two Lenders hold at least 50% of the aggregate outstanding Loans at such time (or if the Lenders have no Loans outstanding at such time, then any two Lenders holding at least 50% of the Aggregate Commitments), and (c) if the number of Lenders under this Agreement at the time of determination shall equal four or more, those Lenders holding more than 50% of the aggregate outstanding Loans at such time (or if the Lenders have no Loans outstanding, then Lenders holding more than 50% of the Aggregate Commitments).

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Subordinated Term Note” shall mean a promissory note of the Borrower payable to the order of each Lender in substantially the form of Exhibit A.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” under this Agreement shall mean a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.1.

“Tier 2 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the FDIC.

“Type”, when used in reference to a Loan, refers to whether the rate of interest on such Loan, is determined by reference to LIBOR or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Terms Generally
.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Atlanta, Georgia time, unless otherwise indicated.

ARTICLE II.AMOUNT AND TERMS OF THE SUBORDINATED TERM LOAN

Section 2.1. Term Loan Commitment
.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan (each, a “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled.

Section 2.2. [Intentionally Deleted]
.

Section 2.3. Procedure for Borrowing Term Loans
.  The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 and Section 3.2 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

Section 2.4. [Intentionally Deleted]

Section 2.5. Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent in writing for such purpose.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.6. Termination of Commitments.
  Subject to Section 2.20, The Commitments shall terminate on the Closing Date upon the making of the Term Loans.

Section 2.7. Repayment and Prepayments of Loans.

(a)           The aggregate outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.  All payments in respect of the Loans shall be applied first to accrued interest and the balance, if any, to principal.  Once repaid, none of the Loans may be reborrowed.

(b)           The Borrower shall have the right at any time and from time to time, subject to the approval of the FDIC, to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice to the Administrative Agent no later than five (5) Business Days prior to any such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.17(a); provided, that if a Eurodollar Borrowing is prepaid on a date other than an Interest Reset Date, the Borrower shall also pay all amounts required pursuant to Section 2.15.  Each partial prepayment of any Borrowing shall be in a minimum aggregate amount of not less than $2,500,000.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and shall be applied first to accrued interest and then to the principal balance.  Notwithstanding anything to the contrary herein or otherwise, the Borrower shall not (and shall not have the right to) to prepay any Loans on or prior to the second anniversary of the Closing Date.

Section 2.8. Interest on Loans.

(a)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  The Borrower shall pay interest on each Loan in arrears on the last day of March, June, September  and December of each year and on the Maturity Date (each, an “Interest Payment Date”) at a rate equal to LIBOR plus three and one-half percent (3.50%) per annum (the “Interest Rate”).  The initial Interest Payment Date in respect of the Term Loans shall be December 31, 2008.  The initial Interest Payment Date in respect of each Incremental Term Loan (if any) shall be the Interest Payment Date immediately following the date on which such Incremental Term Loan is made.

(b)           The Interest Rate in respect of the Term Loans for the period from the Closing Date to December 31, 2008 shall be 6.98% per annum, which was determined by reference to the then prevailing LIBOR.  The Interest Rate in respect of each Incremental Term Loan (if any) for the period from the date such Incremental Term Loan is made to the immediately following Interest Reset Date shall be set forth in each Subordinated Term Note issued in connection with the making of such Incremental Term Loan (which shall be determined by reference to the then prevailing LIBOR).  Thereafter, in the case of each Loan, the Interest Rate shall be reset on a quarterly basis on each Interest Reset Date by reference to the then prevailing LIBOR.  If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day, except if that Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

(c)           Following the occurrence of an Event of Default, and in any event after acceleration, interest on all Loans shall cease to accrue interest at the Interest Rate and shall thereafter bear interest at the Base Rate plus the Base Rate Margin plus 2% per annum.  All interest payable under this clause (c) shall be payable on demand.

(d)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.9. Certain Fees
.  The Borrower shall also pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent. Further, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

Section 2.10. Computation of Interest and Fees
.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.11. Inability to Determine Interest Rates
.  If prior to the occurrence of any Interest Reset Date, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR, or (b) the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining its Eurodollar Loans, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter.  Until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, all such affected Loans outstanding shall be deemed to be converted into Base Rate Loans as of such date and shall bear interest at the Base Rate plus the Base Rate Margin.

Section 2.12. Evidence of Indebtedness
.  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof, (iii) the date of each required conversion of any Loan from a Eurodollar Loan to a Base Rate Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (v) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) made by such Lender to the Borrower in accordance with the terms of this Agreement.  On the Closing Date, the Borrower will execute and deliver a Subordinated Term Note to each Lender in a principal amount equal to the amount of the Term Loans funded by such Lender on the Closing Date.

Section 2.13. Illegality
.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended.  In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (x) on the next Interest Reset Date if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such Interest Reset Date.

Section 2.14. Increased Costs.

(a)           If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the calculation of LIBOR); or

(ii)           impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of the foregoing is to increase the cost to such Lender of making or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice (with adequate detail of such increased costs) from and demand by such Lender (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered in accordance with clause (c) of this Section 2.14.

(b)           If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered in accordance with clause (c) of this Section 2.14.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d)           Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for (x) any increased cost or reduction of amounts received or receivable described in paragraph (a) above or (y) any reduction of the rate of return on such Lender’s capital described in paragraph (b) above, if such increase or reduction, as the case may be, is suffered more than 90 days prior to the date that such Lender gives any required notice and demand (except that, if the Change in Law that causes such increase or reduction, as the case may be, is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15. Funding Indemnity
.  In the event of (a) the payment of any principal of a Loan other than on an Interest Reset Date or the Maturity Date or (b) the failure by the Borrower to borrow or prepay any Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any actual loss, cost or expense incurred by such Lender and attributable to such event.  Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan if such event had not occurred at LIBOR applicable to such Loan for the period from the date of such event to the next Interest Reset Date (or in the case of a failure to borrow, for the period that would have been the period through the next Interest Reset Date) over (B) the amount of interest that would accrue on the principal amount of such Loan for the same period if LIBOR were set on the date such Loan was prepaid or the date on which the Borrower failed to borrow such Loan.  A certificate as to any additional amount payable under this Section 2.15 submitted to the Borrower by any Lender shall be conclusive, absent manifest error.

Section 2.16. Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payments to the Foreign Lender from the Borrower hereunder qualify as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is a related Person to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms within ten (10) Business Days after the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.17. Payments Generally; Pro Rata Treatment.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.7, Section 2.8 or Section 2.9 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.14, Section 2.15 and Section 8.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or affiliate thereof (as to which the provisions of this paragraph shall apply).

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to the Lenders with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(a), Section 2.17(d), or Section 8.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)           Each Lender agrees that, so long as the Loans are deemed to be Tier 2 Capital, other than due to the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), such Lender waives its right to exercise any set-off or other right to appropriate and to apply any deposits or other assets of the Borrower at any time held by such Lender against or on account of any of the Loans owing hereunder or owing under a Subordinated Term Note to such Lender.

Section 2.18. Mitigation of Obligations; Replacement of Lenders

(a)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable credit judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b)           If (1) any Lender requests compensation under Section 2.14, or (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (3) any Lender suspends its obligations to make or maintain Eurodollar Loans pursuant to Section 2.13 (provided, that this clause (3) shall not apply if the Required Lenders have suspended their respective obligations to make or maintain Eurodollar Loans pursuant to Section 2.13), or (4) any Lender that is not the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained and that requires the consent of all Lenders, then the Borrower may, at its sole cost and expense, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 8.4(b)) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such assigning Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction or elimination of such compensation or payments.  A a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an irrevocable waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation ceases to apply.

Section 2.19. Subordinated and Unsecured Obligations
.  All Loans are unsecured obligations of the Borrower and are subordinated to the extent set forth in the Subordinated Term Notes.

Section 2.20. Incremental Facility.

(a)           Upon notice to the Administrative Agent (whereupon the Administrative Agent shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may from time to time request additional Commitments for Term Loans (each an “Incremental Commitment” and all of them, collectively, the “Incremental Commitments”); provided that (x) after giving effect to any such addition, the aggregate amount of Incremental Commitments that have been added pursuant to this Section shall not exceed $100,000,000 and (y) any such addition or increase shall be in an amount of not less than $5,000,000.

(b)           Any Loans made in respect of any Incremental Commitments (the “Incremental Term Loans”) shall be made by increasing the Aggregate Commitments with such Incremental Term Loans having identical terms (including pricing) as the existing Term Loans.

(c)           Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the Incremental Commitments.  Incremental Term Loans (or any portion thereof) may be made by any existing Lender or by any other bank, financial institution or other investing entity (any such bank, financial institution or other investing entity, an “Incremental Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Term Loans if such consent would be required under Section 8.4 for an assignment of Loans to such Lender or Incremental Lender, as the case may be.  No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.  Any Incremental Commitments shall become effective under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent.  At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may, after first offering such increase to the existing Lenders as provided above, invite Incremental Lenders to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           If any Incremental Commitments are added in accordance with this Section 2.20, the Administrative Agent shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such addition; provided, that any existing Lender electing to participate in the proposed Incremental Commitments shall have the right to participate in the proposed increase or addition on a pro rata basis in accordance with Term Loans held by such Lender as of the Business Day prior to the Incremental Commitments Effective Date.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Incremental Commitments Effective Date.  As conditions precedent to such addition, (i) the Borrower shall deliver to the Administrative Agent a certificate substantially in the form attached hereto as Exhibit 3.1(b)(vi) dated as of the Incremental Commitments Effective Date, and (ii) each of the conditions set forth in Section 3.2 shall be satisfied as of the Incremental Commitments Effective Date.  On the Incremental Commitments Effective Date, each Lender or Incremental Lender which is providing an Incremental Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Incremental Term Commitment, and such Incremental Term Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents and (iii) the Borrower shall execute and deliver to each Lender or Incremental Lender providing an Incremental Commitment a new Subordinated Term Note in the amount of such Lender’s or Incremental Lender’s Incremental Term Loans after giving effect to the Incremental Commitments.

(e)           This Section shall supersede any provisions in Section 8.2 to the contrary.

ARTICLE III.CONDITIONS TO EFFECTIVENESS AND MAKING OF LOANS

Section 3.1. Conditions To Effectiveness
.  The effectiveness of this Agreement and the willingness of each Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2).

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger and (ii) the upfront fees payable to the Lenders in accordance with the fee letter between the Borrower and the Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(i)           a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           duly executed Subordinated Term Notes payable to each Lender in respect of the Term Loans;

(iii)           a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(iv)           (a) a copy of the charter of the Borrower, certified by the appropriate Governmental Authority and (b) a certificate of corporate existence for the Borrower issued by the Illinois Department of Financial and Professional Regulation;

(v)           a favorable written opinion of Vedder Price P.C., counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vi)           a certificate in the form of Exhibit 3.1(b)(vi), dated the Closing Date and signed by a Responsible Officer, certifying that (w) no Event of Default exists, (x) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct, and (y) since December 31, 2007, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(vii)           certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(viii)                      the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no liens of record ;

(ix)           a duly executed copy of the Call Report of the Borrower most recently available as of the Closing Date,

(x)           evidence that all Loans will be deemed to be Tier 2 Capital by the applicable Governmental Authorities; and

(xi)           such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

Section 3.2. Each Loan
.  The willingness of each Lender to make a Loan under this Agreement is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to Loan, no Event of Default shall exist;

(b)           all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the date of such Loan both before and after giving effect thereto (except for representations and warranties expressly made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such date);

(c)           since December 31, 2007, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)           no legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in the Administrative Agent’s sole and absolute judgment, the Borrower’s performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Borrower or any of their officers or shareholders which, in the sole discretion of the Administrative Agent, may adversely affect the financial condition or operations of the Borrower; and

(e)           the Administrative Agent shall have received such other documents, certificates, information or legal opinions as it or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

ARTICLE IV.REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and the Lenders as follows:
Section 4.1. Existence; Power
.  The Borrower (i) is duly organized and validly existing as a bank under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization
.  All Borrowings, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s powers and have been duly authorized by all necessary corporate, and if required, stockholder, action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts
.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter or by-laws of the Borrower or any order of any Governmental Authority binding upon the Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) will not result in the creation or imposition of any lien, security interest or other encumbrance on any asset of the Borrower or any Subsidiary.  All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.4. Financial Statements
.  The Borrower has furnished to the Administrative Agent for distribution to the Lenders (i) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2008, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.  Since December 31, 2007, there have been no changes with respect to the Parent and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a material adverse change in, or a material adverse effect on, the business, results of operations, financial condition, assets or liabilities of the Parent and its Subsidiaries, taken as a whole.  In addition, the Borrower has provided to the Lenders copies of the Call Reports of the Borrower for the period ending June 30, 2008.  Each of such Call Reports is true and correct and is in accordance with the respective books of account and records of the Borrower, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and its assets and liabilities and the results of its operations as of such date.

Section 4.5. Litigation Matters and Enforcement Actions
.  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.  Neither the Parent nor any of its Subsidiaries (including the Borrower), nor any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any notice from any Governmental Authority that any of them will become subject or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, bar or suspension from the securities investment or banking businesses, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Authority that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, their credit policies, their management or their business (each, a “Regulatory Action”), nor has the Parent or any of its Subsidiaries (including the Borrower) been advised by any Governmental Authority that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Parent or any of its Subsidiaries (including the Borrower), except where such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements
.  The Borrower is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The Borrower is not in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

Section 4.7. Investment Company Act
.  The Borrower is not an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.8. Taxes
.  The Borrower has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by it, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower  has set aside on its books adequate reserves.

Section 4.9. Margin Regulations
.  None of the proceeds of any of the Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

Section 4.10. Disclosure
.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including Call Reports), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.11. Dividend Restrictions; Other Restrictions.

(a)           The Borrower has not violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by the Borrower.

(b)           The Borrower is not under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

Section 4.12. Capital Measures
.  The Borrower has been, or is deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over it that it is “well capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

Section 4.13. FDIC Insurance
.  The deposits of the Borrower are insured by the FDIC and no act has occurred that would adversely affect the status of the Borrower as an FDIC insured bank.

Section 4.14. Ownership of Property.

(a)           The Borrower has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, free and clear of all liens, security interests or other encumbrances.  All leases that individually or in the aggregate are material to the business or operations of the Borrower are valid and subsisting and are in full force.

(b)           The Borrower owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower does not infringe in any material respect on the rights of any other Person.

(c)           The properties of the Borrower are insured with financially sound and reputable insurance companies which are not affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by banks engaged in similar businesses and owning similar properties in localities where the Borrower operates.

Section 4.15. OFAC
.  The Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.16. Patriot Act
.  The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.17. Solvency
.  After giving effect to the execution and delivery of the Loan Documents and the making of all Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE V.COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee owing hereunder remains unpaid:

Section 5.1. Financial Statements and Other Information
.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the annual audited report for such fiscal year for the Parent and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Parent only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Parent for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Parent’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Parent to the Securities and Exchange Commission (or any successor thereto) on Form 10-K for the applicable fiscal year;

(b)           as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Parent, an unaudited balance sheet of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flows of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis, each for such Fiscal Quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year, all certified by the chief financial officer or treasurer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Parent and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Parent to the Securities and Exchange Commission (or any successor thereto) on Form 10-Q for the applicable fiscal quarter and with respect to the financial information of the Parent on a stand alone basis may be fulfilled by the delivery of the Parent’s FRY-9LP Report for such fiscal quarter;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Parent’s then-current FR Y-9C Report and FR Y-9LP Report and duly executed copies the then-current Call Report for the Borrower;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be (to the extent not otherwise required to be delivered to the Administrative Agent or the Lenders hereunder);

(e)           promptly after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section shall require the Borrower to provide notice of such charges, assessments, actions, suits or proceedings to the extent that providing such notice would be prohibited by 12 C.F.R. § 350.9.; and

(f)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.1(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Parent posts such documents or provides a link thereto on the Borrower’s or the Parent’s website on the internet at the website address set forth in Section 8.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Administrative Agent and each Lender have access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender if so requested until a written notice is received by the Borrower from the Administrative Agent or such Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e. soft copies) of such documents.

Section 5.2. Notices of Material Events
.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(e)           the issuance of any cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f)           the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding, or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business
.  The Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

Section 5.4. Compliance with Laws, Etc.
  The Borrower will comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations
.  The Borrower will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records
.  The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc.
  The Borrower will permit any representative of the Administrative Agent and of each Lender to, subject to Section 8.10, visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice to the Borrower and at the Borrower’s expense, provided that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall be permitted only one such visit in any 12-month period; provided, however, that nothing in this Section shall require the Borrower to permit the inspection of exam reports and other supervisory materials to the extent such inspection would be prohibited by 12 C.F.R. § 350.9.

Section 5.8. Maintenance of Properties; Insurance.

(a)           The Borrower will (i) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by banks in the same or similar businesses.

(b)           The deposits of the Borrower will at all times be insured by the FDIC.

Section 5.9. Use of Proceeds
.  The Borrower will use the proceeds of all Loans to finance working capital needs and for other general corporate purposes of the Borrower.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.

Section 5.10. Subordination of Loans
.  If the Loans (or any of them) cease to be deemed to be Tier 2 Capital other than due to the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Borrower shall: (a) immediately notify the Administrative Agent and the Lenders; and (b) immediately upon request of the Administrative Agent or the Required Lenders execute and deliver all such agreements (including, without limitation, replacement notes) as the Administrative Agent or the Required Lenders may reasonably request in order to restructure the obligations evidenced by the Loans as a senior obligations of the Borrower.

ARTICLE VI.EVENTS OF DEFAULT

Section 6.1. Events of Default
.  If any of the following events (each an “Event of Default”) shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any decree, order, rule or regulation of any Governmental Authority):

(a)           the Borrower shall fail to pay any principal of, or interest on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise, and such failure shall continue unremedied for a period of fifteen (15) days; or

(b)           the Borrower shall fail to pay any indebtedness for borrowed money (other than under this Agreement) in excess of the greater of (i) $250,000 and (ii) 5.0% of the capital of the Borrower (such greater amount, a “Material Amount”), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such indebtedness; or

(c)           any final judgment or order for the payment of money in excess of a Material Amount shall be rendered against the Borrower and the Borrower shall fail to pay such amount within the time period required to be so paid; or

(d)           the Borrower shall consent to the appointment of a receiver, conservator, liquidator, trustee or other similar official in any receivership, liquidation, readjustment of debts, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower; or

(e)           a Governmental Authority having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, conservator, liquidator, trustee or other similar official of the Borrower in any receivership, liquidation, readjustment of debts, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower, or for the winding up or liquidation of the affairs or business of the Borrower; or

(f)           the Borrower shall admit in writing its inability to pay its debts as they become due; or

(g)           the Borrower shall fail to observe or perform any covenant or agreement contained in Article V of this Agreement and such failure shall remain unremedied for 30 days;

then, and in every such event (other than an event with respect to the Borrower described in clause (d), (e) or (f) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in clause (d), (e) or (f) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other obligations hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII.THE ADMINISTRATIVE AGENT

Section 7.1. Appointment of Administrative Agent
.  Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through any affiliate thereof.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent and any affiliate of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.2. Nature of Duties of Administrative Agent
.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.3. Lack of Reliance on the Administrative Agent
.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 7.4. Certain Rights of the Administrative Agent
.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 7.5. Reliance by Administrative Agent
.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 7.6. The Administrative Agent in its Individual Capacity
.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 7.7. Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 7.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VII shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

ARTICLE VIII.MISCELLANEOUS

Section 8.1. Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                                  The PrivateBank and Trust Company
70 W. Madison Street
Chicago, Illinois 60602
Attn: Brant Ahrens
Telephone Number:  (312) 564-1225
Fax Number: (312) 683-0446

To the Administrative Agent:            SunTrust Bank, Agency Services
303 Peachtree Street, 25th Floor
Atlanta, Georgia 30308
Attn:  Doug Weitz
Telephone Number:  (404) 813-5156
Fax Number: (404) 221-2001

To a Lender:	To such Lender’s address or telecopy number, as applicable, as set forth on such Lender’s signature page hereto

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 8.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Administrative Agent shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent or the Lenders to be contained in any such telephonic or facsimile notice.

Section 8.2. Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) extend the Maturity Date or otherwise postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive, forgive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 8.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor, if any, or limit the liability of any such guarantor under any guaranty agreement; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 8.3. Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Administrative Agent and its affiliates) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender and each officer, director, employee, agents, advisors and affiliates of the Administrative Agent and each Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, that each Indemnitee shall have the obligation to promptly notify the Borrower of any claim, expense, obligation or liability for which such Indemnitee will seek indemnification from the Borrower hereunder, but the failure to give such notice shall not nullify or abrogate the Borrower’s obligations under this Section.

(c)           The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO ACTUAL OR DIRECT DAMAGES) ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED THEREIN, ANY LOAN OR THE USE OF PROCEEDS THEREOF.

(f)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.4. Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, that (i) except in the case of an assignment to a Lender or an affiliate of a Lender or to a fund managed by a Lender or an affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), provided, that the consent of the Borrower shall not be required during the existence of an Event of Default, (ii) except in the case of an assignment to a Lender or an affiliate of a Lender or to a fund managed by a Lender or an affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Loans or an assignment while an Event of Default has occurred and is continuing, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the assignment and acceptance agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an assignment and acceptance agreement in form and substance acceptable to the Administrative Agent, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing.  Upon the execution and delivery of the such assignment and acceptance agreement and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such assignment and acceptance agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment and acceptance agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 8.3).  Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new promissory notes issued if so requested by either or both the assigning Lender or the assignee.  Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c)           Each Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder and for such Participant’s compliance with the terms of Section 8.10 of this Agreement, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 8.2(b) that affects the Participant.  The Borrower agrees that each Participant shall be entitled to the benefits Section 2.13, Section 2.14 and Section 2.15 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.15 than such Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent.

(d)           Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Subordinated Term Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts that have jurisdiction over the Borrower.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of New York and referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 8.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 8.6. WAIVER OF JURY TRIAL
.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 8.7. Counterparts; Integration
.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 8.8. Survival
.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated.  The provisions of Section 2.15 and Section 8.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 8.9. Severability
.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.10. Confidentiality
.  Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of any and all non-public, confidential or proprietary information, identified to the Administrative Agent and the Lenders as such, of or relating to the Borrower or any Subsidiary and their respective businesses, operations, finances or strategies (“Confidential Information”).  For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (2) information that was obtained from a third party who was not known to the Administrative Agent or such Lender to be under an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (3) information that is or becomes publicly available, other than through a breach of this Section by the Administrative Agent or any Lender or any Participant or any of their respective representatives, employees or agents.  Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to provisions substantially similar to this Section 8.10, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.

Section 8.11. Interest Rate Limitation
.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 8.12. Waiver of Effect of Corporate Seal
.  The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 8.13. Patriot Act
.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 8.14. Bookrunner and Lead Arrangers
.  Neither the Joint Lead Arrangers nor the Sole Bookrunner listed on the cover page of this Agreement shall have any duties or responsibilities hereunder in their capacities as such.

[Remainder of page intentionally left blank.  Signatures appear on next page]

-  -

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE PRIVATEBANK AND TRUST COMPANY

By /s/ Dennis L. Klaeser
     Name: Dennis L. Klaeser
     Title: Chief Financial Officer

SUNTRUST BANK
as Administrative Agent and a Lender

By           /s/ K. Scott Bazemore
     Name: K. Scott Bazemore
     Title: Vice President

[Signatures Continue on Following Pages]

[Signature Page to Subordinated Term Loan Agreement with
The PrivateBank and Trust Company]

LASALLE BANK NATIONAL ASSOCIATION
as a Lender

By/s/ Matthew J. Doherty
     Name: Matthew J. Doherty
     Title: Senior Vice President

Address:
1355 S. LaSalle Street, Suite 53
Chicago, Illinois 60603
Attn:  Kimberly Johnson
Fax Number: (312) 904-2684

[Signatures Continue on Following Pages]

Schedule I

COMMITMENT AMOUNTS

Lender	Commitment

SunTrust Bank	$45,000,000.00
LaSalle Bank National Association	$55,000,000.00

Schedule I

EXHIBIT A
FORM OF SUBORDINATED TERM NOTE

THIS OBLIGATION IS NOT A DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.  THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS, IS UNSECURED, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BORROWER.

$____________	[Date]

FOR VALUE RECEIVED, the undersigned, THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered, non-member bank (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns at the principal office of SunTrust Bank, as Administrative Agent, or any other office that the Administrative Agent designates, on the Maturity Date (as defined in the Subordinated Term Loan Agreement dated as of September 26, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used herein but not defined herein shall have the respective meanings given to them as set forth in the Credit Agreement), among the Borrower, the lenders from time to time a party thereto (including the Lender) and SunTrust Bank, as Administrative Agent), the principal amount of [amount of such Lender’s Term Loan] and no/100 Dollars ($__________________) in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum (including post-default rate) as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

All accrued interest shall be payable at the Administrative Agent’s principal office as provided above on a quarterly basis in arrears on the last day of each September, December, March and June, commencing [December 31, 2008].  The outstanding unpaid principal balance of this Subordinated Term Note shall be payable in a single installment on the Maturity Date. Whenever any payment to be made under this Subordinated Term Note shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest due upon this Subordinated Term Note.  The Borrower shall have the right and privilege of prepaying all or any part of this Subordinated Term Note at any time in accordance with the terms of the Credit Agreement, subject to (a) the restrictions on prepayments set forth in Section 2.7(b) of the Credit Agreement and (b) Federal Deposit Insurance Corporation (“FDIC”) approval.

The indebtedness of the Borrower evidenced by this Subordinated Term Note, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred.  In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Borrower, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on this Subordinated Term Note.  In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Subordinated Term Note, together with any obligations of the Borrower ranking on a parity with this Subordinated Term Note, shall be entitled to be paid from the remaining assets of the Borrower the unpaid principal hereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Borrower ranking junior to this Subordinated Term Note.  Nothing herein shall impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on this Subordinated Term Note according to its terms.

Notwithstanding any other provisions of this Subordinated Term Note or the Credit Agreement, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Borrower, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Borrower appointed by the FDIC shall have the right in the performance of his legal duties, and as part of liquidation designed to protect or further the continued existence of the Borrower or the rights of any parties or agencies with an interest in, or claim against, the Borrower or its assets, to transfer or direct the transfer of the obligations of this Subordinated Term Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this Subordinated Term Note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Subordinated Term Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Subordinated Term Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

If this Subordinated Term Note ceases to be deemed to be Tier 2 Capital of the Borrower in accordance with the rules and regulations of the FDIC applicable to the capital status of the subordinated debt of state chartered, non-member banks, other than due to the limitations imposed by the second sentence of 12 C.F.R Part 325A(I)(A)(2)(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Borrower shall: (a) immediately notify the Administrative Agent and the Lenders; and (b) immediately upon the request of the Administrative Agent or the Required Lenders execute and deliver all such agreements (including without limitation a replacement note for this Subordinated Term Note) as the Administrative Agent or the Required Lenders may request in order to restructure the obligation evidenced hereby as a senior obligation of the Borrower.  If the Borrower fails to execute such agreements as requested within 30 days of such request, such failure shall be deemed to be an Event of Default as provided in Section 6.1 of the Credit Agreement.

By accepting this Subordinated Term Note, the Lender agrees that, so long as this Subordinated Term Note is deemed to be Tier 2 Capital, other than due to the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), it waives its right to exercise any set-off or other right to appropriate and to apply any deposits or other assets of the Borrower at any time held by such Lender against or on account of amounts owing hereunder to such Lender.

All Loans evidenced by this Subordinated Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Subordinated Term Note and the Credit Agreement.

Notwithstanding anything herein or in the Credit Agreement to the contrary, this Subordinated Term Note is not subject to any sinking fund.

This Subordinated Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS SUBORDINATED TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

THE PRIVATEBANK AND TRUST COMPANY

By:
     Name:
     Title:

Exhibit A